Exhibit 99.1

            Executives of Immunicon Corporation Adopt Rule 10b5-1
                        Pre-Arranged Stock Sales Plans

    HUNTINGDON VALLEY, Pa., Oct. 11 /PRNewswire-FirstCall/ -- Immunicon Corporation (Nasdaq: IMMC) announced today that Chairman of the Board, President and Chief Executive Officer Edward L. Erickson and Senior Vice President, Research and Development and Chief Scientific Officer Leon W.M.M. Terstappen, M.D., Ph.D. have adopted Rule 10b5-1 trading plans to sell a portion of their company stock over time as part of their respective individual long-term strategies for asset diversification and tax planning. The stock trading plans are being set up in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934 and Immunicon's policies regarding stock transactions.
    Rule 10b5-1 permits corporate officers and directors to adopt written, pre-arranged stock trading plans when they are not in possession of material, non-public information. Using these plans, insiders can gradually diversify their investment portfolios and spread stock trades over a period of time regardless of any material, non-public information they may receive after adopting their plans. The transactions under these plans will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.
    Erickson's plan covers the sale of up to 60,000 shares. Under terms of the plan, sales can be made from time to time starting October 15, 2004 through April 15, 2005 and may be amended. Terstappen's plan covers the sale of up to 26,667 shares. Under terms of the plan, sales can be made from time to time starting October 13, 2004 through October 22, 2004 and may be amended. The stock to be sold under Terstappen's plan is being acquired through the exercise of stock options that expire on October 24, 2004.
    Other officers and directors of the Company may adopt Rule 10b5-1 plans in the future.

    About Immunicon Corporation
    Immunicon Corporation is developing and commercializing proprietary cell-based research and human diagnostic products with an initial focus on cancer disease management. The Company has developed platform technologies for selection and analysis of rare cells in blood, such as tumor cells. Immunicon's products and underlying technology platforms also have applications in the clinical development of cancer drugs and in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious disease.
    "Immunicon" and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. ALL RIGHTS RESERVED.

     Contact Information:
     James G. Murphy
     SVP of Finance & Administration, CFO
     215-830-0777 ext. 121
     jmurphy@immunicon.com

     Investors/Media:
     The Ruth Group
     Greg Tiberend (media) 646-536-7005
     gtiberend@theruthgroup.com
     John Quirk (investors) 646-536-7029
     jquirk@theruthgroup.com

SOURCE  Immunicon Corporation
    -0-                             10/11/2004
    /CONTACT: James G. Murphy, SVP of Finance & Administration, CFO of Immunicon Corporation, +1-215-830-0777 ext. 121, jmurphy@immunicon.com; or Investors\Media - Greg Tiberend (media) +1-646-536-7005, gtiberend@theruthgroup.com, or John Quirk (investors) +1-646-536-7029, jquirk@theruthgroup.com, both of The Ruth Group for Immunicon Corporation/
    /Web site:  http://www.immunicon.com /
    (IMMC)

CO:  Immunicon Corporation
ST:  Pennsylvania
IN:  MTC BIO HEA
SU: